Exhibit (m.11)

                      APPENDIX A

Class A Shares Rule 12b-1 Related Agreement, as Amended





                  ____________, 2000




[Recipient's Name and Address]



Ladies and Gentlemen:

     This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution and Shareholder Servicing
Plan (the "Plan") adopted by Grand Prix Funds, Inc.
(the "Company"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), with respect to the Class A shares of the Grand Prix
Fund and the Super Core Fund (the "Funds"), each a series of the Company. The Plan and this Related
Agreement (the "Rule 12b-1 Related Agreement") have been approved by a majority of the Board of Directors of the Company, including a majority of the Board of Directors who are not "interested persons" of the Company, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Related
Agreement (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Directors that there was a reasonable likelihood that the Plan would benefit the Company and the Class A shareholders of the Funds.

     1. To the extent you provide distribution and marketing services in the promotion of the Class A shares of a Fund, including furnishing services and assistance to your customers who invest in and own such class of shares, answering routine inquiries regarding a Fund and the Class A shares and assisting in changing account designations and addresses, we shall pay you a fee of up to (i) 0.25% of the average daily net assets of the Grand Prix Fund's Class A shares (computed on an annual basis) and/or (ii) 0.35% of the average daily net assets of the Super Core Fund's Class A shares
(computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Company or its agent, designate your firm as the customer's dealer or service provider of record. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

     We shall make the determination of the net asset value of a Fund's Class A shares, which determination shall be made in the manner specified in the current
Prospectus relating to such shares, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan. Payment of such fee shall be made promptly after the close of each month for which such fees are payable. No such fee will be paid to you with respect to shares purchased by you and redeemed or repurchased by a Fund, its agent or us within seven (7) business days after the date of our confirmation of such purchase. In addition, no such fees will be paid to you with respect to any of your customers if the amount of such fees based upon the value of such customer's Class A shares will be less than $25.00.

     2. You shall furnish us with such information as shall reasonably be requested by the Board of Directors of the Company with respect to the fees paid to you pursuant to this Rule 12b-1 Related Agreement.

     3. We shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

     4. This Rule 12b-1 Related Agreement may be terminated (i) by the vote of a majority of the Disinterested Directors or by the vote of a majority of the outstanding Class A shares of a Fund on sixty (60) days' written notice, without payment of any penalty or
(ii) by any act which terminates the Plan. In addition, this Rule 12b-1 Related Agreement shall terminate immediately in the event of its assignment.
This Rule 12b-1 Related Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer's accounts following your receipt of such notice.

     5.   This Rule 12b-1 Related Agreement shall
become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Related
Agreement are approved at least annually by a vote of the Board of Directors of the Company and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed to you at the address specified by you below.

                    T.O. RICHARDSON SECURITIES, INC.
                    on behalf of the Class A Shares of the Grand Prix Fund and/or Super Core Fund


                    By: _____________________________________________________
                                       (Name and Title)


     Accepted:

                    _________________________________________________________
                                (Dealer or Service Provider Name)



                    _________________________________________________________
                                         (Street Address)



                    _________________________________________________________
                    (City)                   (State)                    (Zip)


                    _________________________________________________________
                                         (Telephone No.)


                    _________________________________________________________
                                         (Facsimile No.)


                    By: _____________________________________________________
                                         (Name and Title)